SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             FORM S-8

                  Registration Statement Under
                    The Securities Act of 1933


                  Broadcast International, Inc.

                  Utah                               87-0395567
      (State or other Jurisdiction               (IRS Employer ID No.)
    of incorporation or Organization)

                   7050 Union Park Center #600
                   Salt Lake City, Utah  84047
             (Address of Principal Executive Offices)

                          (801) 562-2252
         (Issuer's Telephone Number, including Area Code)


         Consulting Agreements and Compensation Agreement
                     (Full Title of the Plan)

                          Reed L. Benson
                   7050 Union Park Center #600
                   Salt Lake City, Utah  84047
             (Name and Address of Agent for Service)

                           801-567-3211
  (Telephone Number, including Area Code, of Agent for Service)


IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [ ]

                 Calculation of Registration Fee


Title of Each                   Proposed     Proposed
Class of                        Maximum      Maximum         Amount of
Securities to   Amount to       Price per    Aggregate       Registration
Be Registered   be Registered   Unit/Share   Offering Price  Fee (1)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
$0.05 par       105,000         $4.50 (2)    $ 472,500.00    $ 59.87
value common
voting stock
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

(1) Calculated according to Rule 230.457(h) of the Securities and Exchange Commission, based upon the market price of the common stock on the date the Consulting Agreements were, adopted, ratified and approved.

(2) 30,000 shares pursuant to the Consulting Agreement attached hereto as Exhibit (A); 70,000 shares pursuant to the Consulting Agreement attached hereto as Exhibit (B); 5,000 shares pursuant to the Compensation Agreement that is attached hereto as Exhibit (C); all based on the market price of the securities on the date the Consulting Agreements and Compensation Agreement were adopted, ratified and approved.

                              Part I

      INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

     As permitted by Rule 428 under the Securities Act of 1933, as amended, this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to the parties to their respective Agreement as required by Rule 428 (b).

     Broadcast International, Inc. (the "Company" or "BI") is not filing these documents with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.


Item 1.  Plan Information

                              Plan.

Copies of the two Consulting Agreements and Compensation Agreement (the "Plans") are attached hereto and incorporated herein by reference.

Item 2.  Registrant Information and Employee Plans Annual Information.

                      Available Information

Copies of the Plans, 10-KSB Annual Report of the Registrant for the year ended December 31, 2002, all 10-QSB-Quarterly Reports and any Current Reports filed with the Securities and Exchange Commission (the "Commission") during the past twelve months have been provided to the Plans' participants.

The Registrant also undertakes to furnish, without charge, to such participants or persons purchasing any of the securities registered hereby, copies of all such documentation. Requests should be directed to Rodney M. Tiede, President, at the address and telephone appearing on the Cover Page of this Registration Statement.

Additional information regarding the Registrant may be reviewed at the Commission's web site www.sec.gov, in the Edgar Archives.

                             PART II

        Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.


The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

(a) The Registrant's 10-KSB Annual Report for the calendar year ended December 31, 2002, filed with the Commission on or about April 15, 2003;

(b) Reports filed pursuant to Sections (13 (a) or 15 (d) of the Securities Act of 1934 (the "Exchange Act") for the past twelve months:

      . Form 10-QSB dated March 31, 2003 and filed with the Commission on or about May 15, 2003.

      . Form 10-QSB dated June 30, 2003 and filed with the Commission on or about August 15, 2003.

      . Form 10-QSB dated September 30, 2002 filed with the Commission on or about November 15, 2003.

      . Form 8-K dated October 1, 2003 and filed with the Commission on or about October 15, 2003.

      . Form 8-K/A dated and filed with the Commission on or about December 15, 2003.

(c) The Registrant is authorized to issue one class of comprised of $0.05 par value common voting stock

The holders of the $0.05 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

All documents filed by the Registrant pursuant to Sections 13 (a), 13 (c), and 15 (d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

Not applicable; however; see Item 3 (c) above.

Item 5.  Interest and Named Experts and Counsel.

Reed L. Benson, who has prepared this Registration Statement, the Plans and an Opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, is general counsel and a director of the Registrant and beneficially owns 3.8% of the issued and outstanding common stock of the Registrant.

Item 6.  Indemnification of Directors and Executive Officers

Section 16-10a-902 of the Utah Code annotated authorizes a Utah corporation to indemnify any director against liability incurred in any proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless limited by the Articles of Incorporation, Section 16-10a-905 authorizes a director to apply for indemnification to the court conducting the proceeding or another court of competent jurisdiction. Section 16-10a-907 extends this right to officers of a corporation as well.

Unless limited by the Articles of Incorporation, Section 16-10a-903 requires that a corporation indemnify a director who was wholly successful in defending an action to which he or she was a party against reasonable expenses incurred in connection therewith. Unless limited by the Articles of Incorporation,
Section 16-10a-907 extends this protection to officers of a corporation as well.

Pursuant to Section 16-10a-904, the corporation may advance a director's expense incurred in defending any action or proceeding upon receipt of an undertaking and a written affirmation of his or her good faith belief that he or she has met the standard of conduct specified in Section 16-10a-902. Unless limited by the Articles of Incorporation, Section 16-10a-907 extends this protection to officers of a corporation as well.

Regardless of whether a director, officer, employee or agent has the right to indemnify under the Utah Code, Section 16-10a-908 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.



Item 7.  Exemption from Registration Claimed.

         None.



Item 8.  Exhibits.

#'s

 5.1     Opinion regarding Liability

23.1     Consent of Reed L. Benson

23.2     Consent of Certified Public Accountants

99.1     Consulting Agreement with David Floor

99.2     Response Letter from David Floor

99.3     Consulting Agreement of Lynn W. Briggs

99.4     Response Letter from Lynn W. Briggs

99.5     Compensation Agreement with Danny Mabey

99.6     Response Letter from Danny Mabey


Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

       (i) To included any prospectus required by Section 10 (a) (3) of The Securities Act of 1933 (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

       (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offerings of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13 (a) or Section 15 (d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suite or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the date or dates appearing opposite the respective signatures hereto.

            2/9/04                 /s/ Rodney M. Tiede
     Date:____________          By:________________________
                                   Rodney M. Tiede
                                   President/CEO

                           REGISTRANTS

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons (who constitute all of the members of the Board of Directors of the Registrant) in the capacities and on the date indicated.


             2/9/04                  /s/ Rodney M. Tiede
     Date:______________          By:________________________
                                     Rodney M. Tiede
                                     President/CEO

             2/9/04                   /s/ Randy L. Turner
     Date:______________          By:________________________
                                     Randy L. Turner
                                     Chief Financial Officer, Treasurer
                                     and Director

            2/9/04                   /s/ Reed L. Benson
     Date:______________          By:_______________________
                                     Reed L. Benson
                                     Secretary and Director

                          Securities and Exchange Commission File No._________


                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                            EXHIBITS

                                TO

                             FORM S-8
                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933
                  Broadcast International, Inc.

                          EXHIBIT INDEX




Exhibits
#'s

  5.1     Opinion regarding Legality of Issuance

23.1     Consent of Reed L. Benson

23.2     Consent of Certified Public Accountants

99.1     Consulting Agreement with David Floor

99.2     Response Letter from David Floor

99.3     Consulting Agreement of Lynn W. Briggs

99.4     Response Letter from Lynn W. Briggs

99.5     Compensation Agreement with Danny Mabey

99.6     Response Letter from Danny Mabey